SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Wells Fargo & Company

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REASON FOR REVISION TO PROXY STATEMENT

On March 19, 2004, Wells Fargo & Company (the “Company”) commenced mailing of its definitive Notice and Proxy Statement (the “Proxy Statement”) for the Company’s 2004 annual meeting and filed the Proxy Statement with the Securities and Exchange Commission. The Company’s Proxy Statement includes, as Item 7, a stockholder proposal requesting that the Company prepare and provide to stockholders an annual report disclosing the Company’s policy for political contributions made with corporate funds, as well as a semi-annual report of contributions made with corporate funds and certain other information. The text of the stockholder proposal and the Board of Directors’ response appear on pages 56 through 58 of the Proxy Statement. The Board of Directors’ response in opposition to the proposal includes the Company’s current Political Contributions Policy and states that pursuant to this policy no contributions were made by the Company in 2003 to candidates for public office or related political entities using corporate funds.

Subsequent to the mailing of the Proxy Statement, a non-bank subsidiary of the Company informed the Company that it had used its corporate funds in 2003 to make an aggregate of $41,350 in political contributions, consisting of $16,850 in contributions to 57 candidates for elected office, $24,000 in contributions to 7 political action committees (PACs) maintained by trade associations to which the subsidiary belongs, and $500 to a political party. The Company’s political contributions policy in effect in 2003 permitted corporate political contributions if such contributions were approved by a Company committee. No such approvals were requested or obtained in accordance with that policy, and the Company therefore believed that no political contributions had been made with corporate funds in 2003.

In light of this new information, the Company is amending Item 7 of the Proxy Statement to delete the incorrect statements regarding 2003 political contributions. The Company has also deleted the incorrect statement regarding 2003 political contributions under the “Political Contributions Policy” in the “Corporate Governance” section under “About Wells Fargo” on its website (www.wellsfargo.com). The Company’s Political Contributions Policy, effective January 1, 2004, is correct as stated in the Proxy Statement and does not permit political contributions to be made with corporate funds.

Accordingly, Item 7 of the Proxy Statement is amended in its entirety to read as follows:

ITEM 7—STOCKHOLDER PROPOSAL

REGARDING POLITICAL CONTRIBUTIONS

The International Brotherhood of Teamsters General Fund (the “Teamsters”), 25 Louisiana Avenue, N.W., Washington, D.C. 20001-2198, which held 3,900 shares of common stock on November 14, 2003, intends to submit a resolution to stockholders for approval at the 2004 annual meeting. The Teamsters’ resolution and statement of support are printed below.

Resolution

RESOLVED: That the shareholders of Wells Fargo Corporation (“Wells Fargo” or “Company”) hereby request that the Company prepare and submit to the shareholders of the Company:

(1)	A report, updated annually, disclosing its policies for political contributions (both direct and indirect) made with corporate funds. The reports shall include, but not be limited to, contributions and donations to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527. This report shall be disclosed to shareholders through the Company’s web site or to shareholders in published form.

(2)	A semi-annual report of political contributions, disclosing monetary and non-monetary contributions to candidates, parties, political committees and other organizations and individuals described in paragraph 1. This report shall contain the following information:

a.	An accounting of the Company’s funds contributed or donated to any of the persons described above;

b.	A business rationale for each of the Company’s political contributions or donations; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Statement of Support

As long-term shareholders of Wells Fargo, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise discretion over the use of corporate resources for political purposes. They make decisions unilaterally and without a stated business rationale for such donations.

The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are antithetical to the interests of it, its shareholders, and its stakeholders.

According to press reports, some companies make substantial contributions that are not generally known to the public to political committees associated with certain political figures. Those committees, in turn, use the company’s money in ways that could pose reputational problems and legal risks for the company.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives not shared by and may be inimical to the interests of shareholders. There is currently no single source of information providing disclosure to the Company’s shareholders on this issue. That is why we urge your support FOR this critical governance reform.

Position of the Board of Directors

The Board of Directors recommends that stockholders vote AGAINST this proposal, which is identified as Item 7 on the enclosed proxy card. It is the Company’s stated policy that it does not make contributions to candidates in political election campaigns using corporate funds. Contrary to the assertion made in the proposal, Company executives have no authority to deviate from this policy. All contributions on behalf of the Company to candidates for public office and related political entities are made through Wells Fargo Employee Political Action Committees (Employee PACs) funded solely by voluntary employee contributions, are reported to relevant federal, state and local election reporting offices, and are available from public sources and a number of websites maintained by political contribution monitoring groups.

The Company advised the Teamsters of its political contributions policy (the “Policy”) and, as requested by the proposal, has posted the following statement on its website:

“WELLS FARGO POLITICAL CONTRIBUTIONS POLICY

All contributions on behalf of Wells Fargo to candidates for public office and related political entities are made through Wells Fargo political action committees (PACs). These PACs are funded solely by voluntary employee contributions. All contributions to election campaigns made through Wells Fargo PACs are reported to relevant federal, state and local election reporting offices.”

Stockholders may view the Policy on Wells Fargo’s website, www.wellsfargo.com, by clicking on “About Wells Fargo” on the website home page, then selecting “Corporate Governance,” and thereafter, by clicking on “Political Contributions Policy” under the heading “Governance Policies.”

The Board believes that the Teamsters’ proposal is unnecessary because it has already been implemented. The Company’s stated policy against using corporate funds for political contributions has been included on our website. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.